Exhibit 99.1

RF Monolithics Reports 14% Increase in Sales, Continued Profitability and Significant Balance Sheet Improvements

DALLAS--(BUSINESS WIRE)--October 26, 2010--RF Monolithics, Inc. (NASDAQ: RFMI) today reported sales of $8.6 million for the fourth quarter ended August 31, 2010, representing a 14% increase from $7.5 million in sales for the fourth quarter of the prior year and essentially flat with sales of the previous quarter. The Company reported net income of $21,000 or $0.00 per share, compared to a profit for the fourth quarter ended August 31, 2009 of $62,000 or $0.01 per share.

Sales for the fiscal year ended August 31, 2010 were $33.6 million, a 5% increase compared to sales for the year ended August 31, 2009 of $32.0 million. Net profit for fiscal 2010 was $312,000 or $0.03 per share, compared to a net loss of $3.45 million or ($0.35) per share for fiscal 2009. The prior year included the effects of the recession, as well as approximately $2.1 million in costs (net of tax effects) related to restructuring, intangible asset impairment and discontinued operations.

The Company also reported a number of balance sheet improvements and increased operating cash flow. Stockholder’s equity at year end increased 25% to $7.2 million in comparison to $5.8 million the previous year. Total liabilities decreased from $8.7 million last year to $7.0 million at the end of this fiscal year. Included in the reduction in liabilities was a reduction in bank debt from $4.5 million to $2.9 million, $700,000 of which was due to the Company’s August 2010 placement of common stock at $1.31/share with Murata Electronics North America, Inc. (“Murata North America”) in conjunction with a strategic collaboration with its parent, Murata Manufacturing Company Ltd. (“Murata”). The majority of the remaining debt reduction was due to positive operating cash flow for the fiscal year 2010 of $1.2 million, including cash flow of $800,000 in the fourth quarter.

The Company’s primary lender, ViewPoint Bank, has approved a renewal of the existing revolving line of credit under similar terms, with a maturity through November 30, 2012. Executed agreements evidencing this renewal are expected prior to the completion of audited financial statements.

RFM’s President and CEO David M. Kirk said, “Overall, 2010 fiscal year was a solid recovery year for RFM in a slowly recovering economy. We grew revenue and reduced operating expenses, which resulted in four quarters of operating profit and net income for the year. We ended the year in a very strong financial position.”

“RFM was most adversely affected by the recession for the last three quarters of our previous 2009 fiscal year, with our fiscal year 2010 sales recovery averaging a 22% increase over those three quarters. Leading RFM’s recovery was its Wireless Components segment, increasing 22% for the year. Wireless Components was driven by a strong recovery in automotive production and satellite radio applications serving both the automotive and consumer markets. Sales to those two markets were up a total of 56% from the previous year. Our Wireless Solutions segment was down 8% for the year, but the second half of the year saw some recovery of our RF module business,” Kirk said.

“During the latter half of fiscal 2010 we began an aggressive implementation of our strategic plan with focus on growing our Wireless Solutions business, including expending resources for an awareness campaign regarding our existing and recently released module products. We have recently appointed Tim Cutler as Director of M2M Business Development and we will add additional resources in this area. The collaboration agreement signed with Murata in late August further accelerates our wireless solutions business by adding new products for us to promote to our markets utilizing our sales channels. We anticipate launching the first new products from the Murata collaboration in early calendar 2011,” Kirk stated.

Kirk also said, “The trends are pointing to continued recovery, although at a deliberate pace, which may also not be linear. We are enthused about our recent collaboration agreement with Murata. With progress on our strategic plan and our solid financial base, we believe that we will be in position to take advantage of numerous growth opportunities as economic conditions stabilize and as our new products achieve traction in the marketplace.”

Highlights and Additional Details:

  Sales were up 14% from the fourth quarter of the previous year and essentially flat with the prior quarter. Both our Wireless Solutions and Wireless Components segments were similar in sales to our FY 2010 third quarter.
    The majority of the sales increase over fiscal 2009 came from our Wireless Components segment with a 38% increase in fiscal 2010. Wireless Components sales into satellite radio applications and other automotive and consumer markets were strong.
    Wireless Components sales are largely to the automotive, consumer and telecom markets. Sales to the automotive and consumer markets together increased 85% over the prior year’s fourth quarter, but were down 10% from our sequential third quarter due to slower automotive production schedules. Sales to the telecom market have not recovered like our other component markets have, as they were down 15% from the prior year, although they increased 54% in FY 2010’s fourth quarter from the sequential quarter.
    Our Wireless Solutions segment represented 47% of total sales for the fourth quarter, a 5% decrease from our comparable quarter and a 9% decrease from our sequential quarter. We saw continued inventory correction in the medical market, as well as some production delays for some relatively new products that limited deliveries. We anticipate that these delivery issues will be alleviated in our next few quarters. We saw continued general improvement in industrial applications for our wireless solutions business.
    During the fourth quarter, sales to our top five customers represented 44% of total sales and included two from the automotive market, two from the industrial market and one from distribution. Sales to one customer exceeded 10% of sales for the fourth quarter.
  Fourth quarter 2010 gross profit margin was 33.1%, which was down 70 basis points from the sequential fourth quarter due to a slightly increased sales mix of wireless components.
    For the full year our gross profit was 33.5%. This was 280 basis points less than the prior year, primarily due to changes in product and business segment mix. The more profitable Wireless Solutions segment sales were only 49% of total sales in fiscal year 2010, compared to 56% of total sales in fiscal 2009. A significant portion of the decreased sales in the Wireless Solutions segment resulted from a 28% reduction in sales to relatively higher margin medical markets due to customer inventory corrections.
    For the full year, gross profit was 27.7% for our Wireless Components segment, compared to 29.7% for the prior year. This was largely due to shifts in product mix toward lower margin automotive and consumer markets and away from higher margin military-type products.
    For the full year, gross profit margins of our Wireless Solutions segment decreased from 41.5% to 39.6% due to changes in product mix away from medical market sales and some additional manufacturing costs related to the introduction of relatively new products.
  Fourth quarter operating expenses of $2.7 million increased approximately $100,000 from our third quarter as we accelerated our awareness campaign and increased research and development funding for Wireless Solutions products.
    For the full year, operating expenses were $4.0 million lower than last year. $2.0 million of the decrease was related to our cost reduction efforts in response to the recession and $2.0 million was due to lower charges and costs of restructuring and intangible asset impairment.
    General and administrative expenses of $490,000 for fourth quarter 2010 were $99,000, or 17% lower than the third quarter, largely due to lower costs for professional fees, including an accrual reversal relating to the regulatory relief eliminating the requirement of companies our size to have an expanded independent audit of internal controls.
    For the full year, General and Administrative expenses were $2.3 million, which was $976,000, or 30%, lower than fiscal 2009.
  We generated positive earnings before interest, taxes, depreciation and amortization (EBITDA) of $413,000 for the quarter and $2.2 million for the full year.
  Operating cash flow for our fourth quarter was $841,000 and total operating cash flow for fiscal 2010 was $1.2 million.
  We continued to improve our balance sheet with ending cash of $631,000 at August 31, 2010 and working capital of nearly $5.2 million, even though our $2.1 million revolving line of credit with ViewPoint Bank is classified as current due to its November 30, 2010 maturity. We expect definitive documentation of the renewal to be executed before the completion of our financial statements.
  We continued to effectively manage our assets by holding days outstanding on receivables in the mid 50 day range in fiscal 2010 and improving inventory turns from 3.3 in fiscal 2009 to 4.6 turns in fiscal 2010.
  Total inventory values were flat in the fourth quarter compared to the end of our third quarter and prior year end. We continue to manage inventories aggressively and may see some increase in fiscal 2011 as we plan for higher sales volumes and some extended lead times on certain components.
  We reduced our total bank debt, including the mortgage on our headquarters building, by $1.6 million, or 36%, in the fiscal year, from $4.5 million at fiscal year-end August 31, 2009 to $2.9 million at fiscal year-end August 31, 2010.
    Our revolving line of credit ($2.1 million at August 31, 2010) was reduced $1.5 million in the fourth quarter through positive operating cash flow generated by the business and the $700,000 common equity investment from Murata North America.
    We had $2.9 million in unused availability on our working capital revolver based upon our ending balance sheet.
    Stockholders equity increased $1.4 million, or 25%, from $5.8 million at fiscal year-end August 31, 2009 to $7.2 million at fiscal year-end August 31, 2010.

Segment mix for current and comparative quarter sales were:

Segment	Q4 FY10	Q3 FY10	Q4 FY09	FY10	FY09
Wireless Solutions	$4.0 Million	$4.4 Million	$4.2 Million	$16.5 Million	$18.0 Million

Wireless Components	$4.6 Million	$4.3 Million	$3.3 Million	$17.1 Million	$14.0 Million

Total Sales	$8.6 Million	$8.7 Million	$7.5 Million	$33.6 Million	$32.0 Million

Note: We are reporting sales only on a segment basis, not on a detailed product line basis. This simplifies our reporting and protects competitive information.

Market diversification for current and comparative quarter sales was:

	Q4 FY10*	Q3 FY10*	Q4 FY09*	FY10*	FY09*
Automotive	31%	36%	19%	34%	21%
Consumer	14%	13%	9%	11%	10%
Industrial	39%	32%	30%	33%	31%
Medical	6%	13%	25%	13%	19%
Telecom	6%	4%	8%	6%	12%
Other**	4%	2%	9%	3%	7%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment and whose market classification is estimated based upon point-of-sales information provided to the Company by its distributors.

**Other includes government and those sales through distribution which are not considered material for tracking by market application by the Company’s distributors.

Geographic diversification for current and comparative quarter sales was:

	Q4 FY10	Q3 FY10	Q4 FY09
North America	36%	39%	53%
Europe	17%	15%	11%
Asia and the rest of the world	47%	46%	36%

Non-GAAP Financial Measures (EBITDA)

As a supplemental disclosure, we report Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA). While this is a non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income (loss) in accordance with GAAP. Reconciliations of reported net income (loss) to EBITDA will be included in our full earnings release.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, credit availability, maintaining favorable terms of sales with customers and suppliers, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2009. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532. Ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 17815807). This replay will be available through November 2, 2010.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com and click on Investor Relations page. Please log in at least 10 minutes prior to the call to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Twelve Months
	Ended August 31,		Ended August 31,
	2010	2009	2010	2009
				(a)

SALES	$8,559	$7,485	$33,620	$31,984
COST OF SALES	5,729	4,683	22,350	20,362
GROSS PROFIT	2,830	2,802	11,270	11,622

OPERATING EXPENSES:
Research and development	906	831	3,241	3,961
Sales and marketing	1,340	1,142	4,820	5,116
General and administrative	490	602	2,289	3,265
Restructuring and fixed asset impairment	-	-		444
Impairment - goodwill and intangibles	-	-	-	1,583
Total	2,736	2,575	10,350	14,369

INCOME (LOSS) FROM OPERATIONS	94	227	920	(2,747)

OTHER INCOME (EXPENSE):
Interest income	-	-	-	1
Interest expense	(90)	(159)	(558)	(625)
Other	4	2	(48)	(23)
Total	(86)	(157)	(606)	(647)

INCOME (LOSS) BEFORE INCOME TAXES	8	70	314	(3,394)
Income tax expense (benefit)	(13)	1	2	(99)
INCOME (LOSS) FROM CONTINUING OPERATIONS	21	69	312	(3,295)
LOSS FROM DISCONTINUED OPERATIONS	-	(7)	-	(157)
NET INCOME (LOSS)	$21	$62	$312	$(3,452)

EARNINGS (LOSS) PER SHARE :
Basic from continuing operations	$0.00	$0.01	$0.03	$(0.33)
Basic from discontinued operations	0.00	0.00	0.00	(0.02)
Basic	$0.00	$0.01	$0.03	$(0.35)

Diluted from continuing operations	$0.00	$0.01	$0.03	$(0.33)
Diluted from discontinued operations	0.00	0.00	0.00	(0.02)
Diluted	$0.00	$0.01	$0.03	$(0.35)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	10,367	10,016	10,172	9,934
Diluted	10,694	10,016	10,465	9,934

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands, except par value)
	August 31,	August 31,
	2010	2009
		(a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$631	$585
Trade receivables - net	5,269	4,748
Inventories - net	5,011	5,015
Prepaid expenses and other	322	315
Total current assets	11,233	10,663

PROPERTY AND EQUIPMENT - Net	1,671	2,223
GOODWILL	556	556
INTANGIBLES - Net	369	369
OTHER ASSETS - Net	381	645
TOTAL	$14,210	$14,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long term debt - bank	$2,160	$3,706
Capital lease obligations - current portion	20	41
Accounts payable - trade	2,508	2,169
Accrued expenses and other current liabilities	1,386	1,755
Total current liabilities	6,074	7,671

LONG-TERM DEBT - Less current portion:
Mortgage payable	760	820
Capital lease obligations	35	55
Total long-term debt	795	875

DEFERRED TAX LIABILITIES - Net	125	125
Total liabilities	6,994	8,671

STOCKHOLDERS’ EQUITY:
Common stock: $.001 par value, 20,000 shares authorized; 10,726
and 10,018 shares issued in 2010 and 2009, respectively	11	10
Additional paid-in capital	51,649	50,531
Common stock warrants	86	86
Treasury stock, 36 common shares at cost	(227)	(227)
Accumulated deficit	(44,303)	(44,615)
Total stockholders’ equity	7,216	5,785
TOTAL	$14,210	$14,456

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)

	Three Months		Twelve Months
	Ended August 31,		Ended August 31,
	2010	2009	2010	2009

Net income (loss)	$21	$62	$312	$(3,452)

Add back:
Interest expense	90	159	558	625

Taxes	(13)	1	2	(99)

Depreciation	173	235	737	1,007

Amortization:
Patents	53	69	223	261
Intangibles from acquisitions (1)	-	-	-	1,704
Stock compensation	89	111	415	443
Total amortization	142	180	638	2,408

EBITDA	$413	$637	$2,247	$489
(1) Includes impairment

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com